Exhibit No. 21


                         Subsidiaries of the Registrant




                                Percentage           State or Jurisdiction
         Name                     Owned                 of Incorporation

   Fox Cities Bank, F.S.B.         100%                  United States

   Fox Cities Financial
    Services, Inc. (1)             100%                    Wisconsin

   Fox Cities
    Investments, Inc.  (1)         100%                      Nevada



   (1) Wholly-owned by the Bank.